QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 26, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDWAY GAMES INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

22-2906244
(I.R.S. Employer Identification No.)

2704 West Roscoe Street, Chicago, Illinois 60618
(Address of principal executive offices) (Zip Code)

2002 NON-QUALIFIED STOCK OPTION PLAN
(Full title of the Plan)

Deborah K. Fulton, Esq.
Senior Vice President, Secretary and General Counsel
Midway Games Inc.
2704 West Roscoe Street
Chicago, Illinois 60618
(773) 961-2222
(Name and address, including zip code, and
telephone number, including area code, of agent for service)

Copy to:

Jeffrey N. Siegel, Esq.
Shack Siegel Katz Flaherty & Goodman P.C.
530 Fifth Avenue
New York, New York 10036
(212) 782-0700

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee

Options to purchase common stock, par value $.01(2)	3,000,000 options	(3)	(3)	(3)

Common stock, par value $.01(2)	3,000,000 shares	$6.175(3)	$18,525,000(3)	$1,705(3)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminable number of shares of common stock which may become issuable pursuant to the anti-dilution provisions of the 2002 Non-Qualified Stock Option Plan (the "Plan").

(2)
In accordance with the Amended and Restated Rights Agreement between the registrant and The Bank of New York, dated as of May 21, 2001, all shares of common stock are accompanied by certain stock purchase rights.

(3)
The fee with respect to options and shares issuable upon the exercise of options available for issuance under the Plan is computed, in accordance Rules 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the registrant's common stock reported on the New York Stock Exchange on August 20, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified by this Part I will be sent or given to eligible participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001, March 31, 2002 and June 30, 2002, its Current Reports on Form 8-K filed on August 22, October 25, November 15, November 28, December 20 and December 27, 2001 and February 26, May 1, May 22, June 11, July 3 and August 1, 2002, its Transition Report on Form 10-K for the six-month period ended December 31, 2001 and the description of its common stock and rights contained in the registrant's registration statements on Form 8-A/A (File No. 1-12367) filed on June 4, 2001, under Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), including all exhibits thereto, are incorporated herein by this reference and made a part of this registration statement.

        All documents subsequently filed by the registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of those documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

        Item 4 is not applicable with respect to the common stock registered pursuant to this registration statement.

        The options registered pursuant to this registration statement will be granted pursuant to the registrant's 2002 Non-Qualified Stock Option Plan (the "Plan"). The options will not generally be transferable, except by will or the laws of descent and distribution. The Plan permits the issuance to employees, directors, consultants and advisors of options to purchase shares of common stock of the registrant, par value $.01. The options will become exercisable as determined by the Committee and remain exercisable for up to 10 years after the date of issue. No options have been issued to date. The exercise price will generally be the fair market value of the registrant's common stock on the date of grant. Adjustments to the exercise price and number of shares underlying options are provided to prevent dilution in the event of stock splits, mergers and other events specified in the Plan.

Item 5.    Interests of Named Experts and Counsel.

        The legality of the issuance of the options to purchase common stock and the shares of common stock offered hereby will be passed upon for the registrant by Shack Siegel Katz Flaherty & Goodman P.C., 530 Fifth Avenue, New York, New York 10036. As of August 21, 2002, shareholders of Shack

Siegel Katz Flaherty & Goodman P.C. hold, in the aggregate, 3,070 shares of common stock and options to purchase 60,000 shares of common stock.

Item 6.    Indemnification of Directors and Officers.

        The registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), by the Amended and Restated Bylaws of the registrant, as amended (the "Bylaws"), by the Restated Certificate of Incorporation, as amended, of the registrant (the "Certificate of Incorporation") and by certain indemnification agreements entered into with officers and directors (the "Indemnity Agreements").

        Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the registrant.

        The Certificate of Incorporation and Bylaws provide that the registrant shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses related thereto to any and all said persons. The indemnification and advancement of expenses provided for therein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such person. In addition, the Certificate of Incorporation provides for the elimination of personal liability of directors of the registrant to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.

        Each Indemnity Agreement provides for the indemnification of the officer or director to the fullest extent permitted by the laws of the State of Delaware, and obligates the registrant to provide the maximum protection allowed under Delaware law. In addition, each Indemnity Agreement supplements and increases such protection in certain respects.

        The registrant has purchased a Directors, Officers and Corporate liability insurance policy. The policy covers up to an aggregate amount of $20 million for losses of directors and officers of the registrant arising from claims made against the directors or officers for any actual or alleged wrongful act in their capacities as directors or officers of the registrant, but only if indemnity is not available pursuant the foregoing provisions described in this Item 6. The policy also covers losses of the registrant for securities claims made against the registrant and for the amount of any indemnification paid to directors and officers, in each case up to the aggregate $20 million limit.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the registrant, incorporated herein by reference to the registrant's Registration Statement on Form S-1, as amended, filed on September 13, 1996, File No. 333-11919.
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the registrant, incorporated herein by reference to the registrant's Registration Statement on Form 8-A/A, Amendment No. 1, filed with the Commission on April 20, 1998.
4.3	Amended and Restated Rights Agreement dated as of May 21, 2001, between the registrant and The Bank of New York, as Rights Agent, and Form of Certificate of Designations of Series A Preferred Stock, incorporated herein by reference to the registrant's Current Report on Form 8-K filed on May 22, 2001 (the "May 2001 Form 8-K").
4.4	Certificate of Designations of Series B Convertible Preferred Stock, dated May 21, 2001, incorporated herein by reference to the May 2001 Form 8-K.
4.5	Amended and Restated By-laws of the registrant, incorporated herein by reference to the May 2001 Form 8-K.
4.6	2002 Non-Qualified Stock Option Plan.
5	Opinion of Shack Siegel Katz Flaherty & Goodman P.C., counsel for registrant.
23.1	Consent of Shack Siegel Katz Flaherty & Goodman P.C. (contained in the opinion filed as Exhibit 5 hereto).
23.2	Consent of Ernst & Young LLP.
24	Power of Attorney (contained on the signature page hereof).

Item 9.    Undertakings.

        a.    The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)  That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        b.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        h.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 21st day of August, 2002.

MIDWAY GAMES INC.
By:	/s/ NEIL D. NICASTRO Neil D. Nicastro, Chief Executive Officer

Power of Attorney

        Each person whose signature to this registration statement appears below hereby appoints Neil D. Nicastro, Thomas E. Powell and Deborah K. Fulton, and each of them acting singly, as his attorney-in-fact, to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this registration statement, which amendment or amendments may make such changes and additions to this registration statement as such attorney-in-fact may deem necessary or appropriate.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ NEIL D. NICASTRO Neil D. Nicastro	August 21, 2002	Chairman of the Board of Directors, President, Chief Executive Officer (Principal Executive Officer) and Chief Operating Officer
/s/ THOMAS E. POWELL Thomas E. Powell	August 21, 2002	Executive Vice President—Chief Financial Officer (Principal Financial and Accounting Officer) and Treasurer
/s/ KENNETH J. FEDESNA Kenneth J. Fedesna	August 21, 2002	Executive Vice President—Product Development and Director
/s/ WILLIAM C. BARTHOLOMAY William C. Bartholomay	August 21, 2002	Director

/s/ HAROLD H. BACH, JR. Harold H. Bach, Jr.	August 21, 2002	Director
/s/ WILLIAM E. MCKENNA William E. McKenna	August 21, 2002	Director
/s/ NORMAN J. MENELL Norman J. Menell	August 21, 2002	Director
/s/ LOUIS J. NICASTRO Louis J. Nicastro	August 21, 2002	Director
/s/ HARVEY REICH Harvey Reich	August 21, 2002	Director
/s/ IRA S. SHEINFELD Ira S. Sheinfeld	August 21, 2002	Director
/s/ GERALD O. SWEENEY, JR. Gerald O. Sweeney, Jr.	August 21, 2002	Director
/s/ RICHARD D. WHITE Richard D. White	August 21, 2002	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the registrant, incorporated herein by reference to the registrant's Registration Statement on Form S-1, as amended, filed on September 13, 1996, File No. 333-11919.
4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the registrant, incorporated herein by reference to the registrant's Registration Statement on Form 8-A/A, Amendment No. 1, filed with the Commission on April 20, 1998.
4.3
Amended and Restated Rights Agreement dated as of May 21, 2001, between the registrant and The Bank of New York, as Rights Agent, and Form of Certificate of Designations of Series A Preferred Stock, incorporated herein by reference to the registrant's Current Report on Form 8-K filed on May 22, 2001 (the "May 2001 Form 8-K").
4.4	Certificate of Designations of Series B Convertible Preferred Stock, dated May 21, 2001, incorporated herein by reference to the May 2001 Form 8-K.
4.5	Amended and Restated By-laws of the registrant, incorporated herein by reference to the May 2001 Form 8-K.
4.6	2002 Non-Qualified Stock Option Plan.
5	Opinion of Shack Siegel Katz Flaherty & Goodman P.C., counsel for registrant.
23.1	Consent of Shack Siegel Katz Flaherty & Goodman P.C. (contained in the opinion filed as Exhibit 5 hereto).
23.2	Consent of Ernst & Young LLP.
24	Power of Attorney (contained on the signature page hereof).

QuickLinks

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
Power of Attorney
EXHIBIT INDEX